UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant     ☑

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CATALYST BIOSCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

JDS1, LLC
CCUR HOLDINGS, INC.
CIDM II, LLC
JULIAN D. SINGER
DAVID S. OROS
SHELLY C. LOMBARD
MATTHEW STECKER
IGOR VOLSHTEYN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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JDS1, LLC Terminates Proxy Contest at Catalyst’s 2022 Annual Meeting

FORT LEE, NJ, August 11, 2022 – JDS1, LLC (“JDS1”), which collectively with the other reporting persons in its Section 13(d) group, beneficially owns approximately 8.4% of the outstanding common stock of Catalyst Biosciences, Inc. (NASDAQ: CBIO) (“Catalyst” or the “Company”), commented today on its previously announced withdrawal of the director nominations and other proposed business that it had intended to bring before the upcoming 2022 Annual Meeting of Stockholders of Catalyst Biosciences, Inc.

As previously disclosed last week in its public filings with the Securities and Exchange Commission, JDS1 has withdrawn its nominations of candidates for election to the Catalyst Board of Directors at Catalyst’s Annual Meeting and its non-binding business proposal requesting that the Catalyst Board take action to declassify. In connection with the withdrawal of its director nominations and non-binding business proposal, JDS1 and the other persons that were participants in its solicitation of proxies have terminated their proxy contest at Catalyst’s Annual Meeting. JDS1’s withdrawal of its director nominations and non-binding business proposal, and the termination of its proxy contest at Catalyst’s Annual Meeting, were not pursuant to any agreement, arrangement, or understanding between JDS1 and its fellow participants, on the one hand, and Catalyst or any other person, on the other hand.

CATALYST STOCKHOLDERS ARE ADVISED THAT, IN LIGHT OF JDS1’S TERMINATION OF ITS PROXY CONTEST, THE GOLD PROXY CARDS RECEIVED BY JDS1 IN CONNECTION WITH CATALYST’S 2022 ANNUAL MEETING WILL NOT BE VOTED AND WILL BE DISCARDED.

About JDS1, LLC

JDS1, LLC is a value-oriented investment firm based in Fort Lee, New Jersey. JDS1 is led by Julian D. Singer.

Contacts:

JDS1, LLC

Julian D. Singer, (201) 592-3400